Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184966 and 333-137707 on Form S-8 and Registration Statement No. 333-152100 on Form S-3 of our reports dated March 10, 2014, relating to the consolidated financial statements of Pendrell Corporation and subsidiaries, and the effectiveness of Pendrell Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pendrell Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 10, 2014